PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
November 1, 2017	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Third Quarter of 2017

Declares Cash Dividend of $0.20 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, November 1, 2017) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported a net loss of $2.7 million ($0.67 per diluted share) for the quarter ended September 30, 2017, compared to net earnings of $2.2 million ($0.55 per diluted share) for the third quarter of 2016. The third quarter of 2017 includes an after-tax loss of $5.1 million on a deposit account after checks deposited by a Landmark customer from a third party were returned by another financial institution due to uncollected funds related to the third party. For the nine months ended September 30, 2017, Landmark reported net earnings of $1.9 million ($0.49 per diluted share), compared to $6.9 million ($1.78 per diluted share) in the first nine months of 2016. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Thursday, November 2, 2017. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through December 2, 2017, by dialing (877) 344-7529 and using conference number 10113579.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid November 29, 2017, to common stockholders of record as of the close of business on November 15, 2017. The Board of Directors also declared a 5% stock dividend issuable December 15, 2017, to common stockholders of record on December 1, 2017. This is the 17th consecutive year that the Board has declared a 5% stock dividend.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $1.9 million in the first nine months of 2017 were impacted by a deposit-related loss after a Landmark customer deposited checks from a third party which were returned by another financial institution. This loss reduced net earnings by $5.1 million during the third quarter of 2017. Excluding the substantial deposit loss, Landmark delivered a strong core performance in the nine-month period. When the deposit problem was discovered in August, immediate steps by the Bank led to a partial recovery. The Company continues to pursue all available options to protect its rights, including legal and equitable remedies aimed at recovering more funds if possible. During the first nine months of 2017, return on average assets was 0.28% compared to 1.03% in the first nine months of 2016. Return on average equity was 2.93% compared to 10.64% for the same period a year earlier. We continued to increase our capital and book value per share in the first nine months of 2017. We strengthened Landmark’s risk management practices during the third quarter, which along with our capital strength, continues to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Third Quarter Financial Highlights

Net interest income was $6.6 million for the quarter ended September 30, 2017, an increase of $50,000, or 0.8%, from the third quarter of 2016. The increase was a result of a 2.0% increase in average interest-earning assets, from $809.9 million in the third quarter of 2016 to $826.2 million for the same period of 2017. Partially offsetting the higher average interest-earning assets were lower average balances of loans and higher rates on interest-bearing deposits, which contributed to a decrease in net interest margin, on a tax equivalent basis, from 3.45% in the third quarter of 2016 to 3.42% in the same period of 2017. Landmark recorded a provision for loan losses of $100,000 during the third quarter of 2017 compared to $150,000 during the same period of 2016.

Total non-interest income was $3.9 million in the third quarter of 2017, an increase of $194,000, or 5.2%, compared to the same period of 2016. This change was primarily the result of a $389,000 increase in bank owned life insurance income in the third quarter of 2017 as compared to the same period of 2016. Partially offsetting the increase in bank owned life insurance income was a decline in gains on sales of investment securities to $39,000 during the third quarter of 2017, compared to $261,000 in the same period of 2016.

Non-interest expense totaled $15.6 million for the third quarter of 2017, an increase of $8.2 million from $7.4 million for the third quarter of 2016. The increase was primarily due to the pre-tax, deposit-related loss of $8.1 million. Also contributing to the increase in non-interest expense was an increase of $220,000 in professional fees, primarily related to the costs associated with an audit of internal control over financial reporting which will be required for 2017 as a result of exceeding a regulatory market capitalization threshold at June 30, 2017. Landmark recorded an income tax benefit of $2.5 million in the third quarter of 2017 compared to income tax expense of $594,000 in the same period of 2016. The income tax benefit in the third quarter of 2017 was primarily the result of the $8.1 million deposit-related loss compared to an effective tax rate of 23.9% in the third quarter of 2016. Income tax expense was recast for the third quarter of 2016 to reflect the early adoption of Accounting Standards Update (“ASU”) 2016-09 Stock Compensation (Topic 718), which reduced income tax expense by $62,000 as a result of including the impact of excess tax benefits from the exercise of stock options.

Year-to-Date Financial Highlights

Net interest income was $19.5 million for the nine months ended September 30, 2017, an increase of $28,000, or 0.1%, from the first nine months of 2016. The increase was the result of a 2.6% increase in average interest-earning assets, from $805.7 million in the first nine months of 2016 to $826.8 million for the same period of 2017. Partially offsetting the higher average interest-earning assets were lower average balances of loans and higher rates on interest-bearing deposits and borrowings, which contributed to a decrease in our net interest margin, on a tax equivalent basis, from 3.46% in the first nine months of 2016 to 3.40% in the same period of 2017. Landmark recorded a provision for loan losses of $250,000 during the first nine months of 2017 compared to $500,000 during the same period of 2016.

Total non-interest income was $11.8 million in the first nine months of 2017, an increase of $181,000, or 1.6%, compared to the same period of 2016. This change was primarily the result of a $360,000 increase in bank owned life insurance income in the first nine months of 2017 as compared to the same period of 2016. Partially offsetting the increase in bank owned life insurance income was a decline in gains on sales of investment securities to $363,000 during the first nine months of 2017, compared to $558,000 in the same period of 2016.

Non-interest expense totaled $30.2 million for the first nine months of 2017, an increase of $8.5 million from $21.8 million for the same period of 2016. The increase was primarily due to the $8.1 million deposit-related loss. Also contributing to higher non-interest expense was an increase of $485,000 in professional fees related to costs associated with forming our captive insurance subsidiary and an audit of internal controls related to financial reporting in the first nine months of 2017 as compared to the same period of 2016. Landmark recorded an income tax benefit of $1.1 million in the first nine months of 2017 compared to income tax expense of $2.0 million in the same period of 2016. The income tax benefit recorded in the first nine months of 2017 was primarily the result of the $8.1 million deposit-related loss compared to an effective tax rate of 22.2% in the same period of 2016. Income tax expense was reduced by $24,000 in the first nine months of 2017 compared to $259,000 in the same period of 2016 as a result of the recognition of excess tax benefits from the exercise of stock options. Income tax expense was recast for the first nine months of 2016 to reflect the early adoption of ASU 2016-09.

Balance Sheet Highlights

Total assets increased $18.8 million, or 2.1%, to $930.1 million at September 30, 2017, from $911.4 million at December 31, 2016. Net loans increased $8.0 million, or 1.9%, to $428.4 million at September 30, 2017, compared to $420.5 million at year-end 2016. Investment securities increased $3.9 million, or 1.0%, to $394.8 million at September 30, 2017, from $390.9 million at December 31, 2016. Deposits decreased $8.5 million, or 1.2%, to $733.0 million at September 30, 2017, compared to $741.5 million at December 31, 2016. Stockholders’ equity increased to $87.0 million (book value of $22.46 per share) at September 30, 2017, from $85.0 million (book value of $21.96 per share) at December 31, 2016. The ratio of equity to total assets increased to 9.35% at September 30, 2017, from 9.32% at December 31, 2016, and the ratio of tangible equity to tangible assets, a non-GAAP financial ratio, increased to 7.23% from 7.13% as of the same dates.

The allowance for loan losses totaled $5.4 million, or 1.24% of gross loans outstanding, at September 30, 2017, compared to $5.3 million, or 1.26% of gross loans outstanding, at December 31, 2016. Non-performing loans increased to $5.5 million, or 1.26% of gross loans, at September 30, 2017, from $2.7 million, or 0.64% of gross loans, at December 31, 2016. The increase in non-accrual loans was primarily related to a $3.1 million loan relationship consisting of a $1.3 million commercial loan and a $1.8 million commercial real estate loan. Landmark recorded net loan charge-offs of $215,000 during the first nine months of 2017 compared to $915,000 during the same period of 2016.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
	September 30,	December 31,
	2017	2016
ASSETS:
Cash and cash equivalents	$18,772	$19,996
Investment securities	394,772	390,862
Loans, net	428,439	420,461
Loans held for sale	8,583	5,517
Premises and equipment, net	20,999	20,407
Bank owned life insurance	23,536	18,314
Goodwill	17,532	17,532
Other intangible assets, net	3,742	3,986
Other assets	13,754	14,307
TOTAL ASSETS	$930,129	$911,382

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$733,010	$741,521
Federal Home Loan Bank and other borrowings	97,321	72,867
Other liabilities	12,795	12,043
Total liabilities	843,126	826,431
Stockholders’ equity	87,003	84,951
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$930,129	$911,382

LOANS (unaudited):

One-to-four family residential real estate	$136,829	$136,847
Construction and land	15,898	13,737
Commercial real estate	120,818	118,201
Commercial	50,944	54,506
Agriculture	84,101	78,324
Municipal	3,479	3,883
Consumer	21,985	20,271
Net deferred loan costs and loans in process	(236)	36
Allowance for loan losses	(5,379)	(5,344)
Loans, net	$428,439	$420,461

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,489	$2,746
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	677	1,279
Total non-performing assets	$6,166	$4,025

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.67%	0.18%
Total non-performing loans to gross loans outstanding	1.26%	0.64%
Total non-performing assets to total assets	0.66%	0.44%
Allowance for loan losses to gross loans outstanding	1.24%	1.26%
Allowance for loan losses to total non-performing loans	98.00%	194.61%
Equity to total assets	9.35%	9.32%
Tangible equity to tangible assets (1)	7.23%	7.13%
Book value per share	$22.46	$21.96

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders’ equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Interest income:
Loans	$5,392	$5,392	$15,726	$15,939
Investment securities and other	2,129	1,958	6,439	5,957
Total interest income	7,521	7,350	22,165	21,896

Interest expense:
Deposits	418	285	1,150	849
Borrowed funds	501	513	1,469	1,529
Total interest expense	919	798	2,619	2,378

Net interest income	6,602	6,552	19,546	19,518
Provision for loan losses	100	150	250	500
Net interest income after provision for loan losses	6,502	6,402	19,296	19,018

Non-interest income:
Fees and service charges	1,896	1,873	5,528	5,449
Gains on sales of loans, net	1,220	1,219	4,301	4,418
Bank owned life insurance	514	125	750	390
Gains on sales of investment securities, net	39	261	363	558
Other	267	264	823	769
Total non-interest income	3,936	3,742	11,765	11,584

Non-interest expense:
Compensation and benefits	3,933	3,903	11,608	11,481
Occupancy and equipment	1,107	1,131	3,228	3,242
Data processing	360	373	1,027	1,041
Amortization of intangibles	320	369	946	1,026
Professional fees	478	258	1,244	759
Advertising	166	166	498	498
Federal deposit insurance premiums	74	75	219	295
Foreclosure and real estate owned expense	(18)	60	83	176
Other	9,202	1,059	11,369	3,249
Total non-interest expense	15,622	7,394	30,222	21,767

(Loss) earnings before income taxes	(5,184)	2,750	839	8,835
Income tax (benefit) expense (1)	(2,523)	594	(1,088)	1,960
Net (loss) earnings (1)	$(2,661)	$2,156	$1,927	$6,875

Net (loss) earnings per share (1) (2)
Basic	$(0.69)	$0.56	$0.50	$1.82
Diluted	(0.67)	0.55	0.49	1.78

Shares outstanding at end of period (2)	3,873,781	3,844,423	3,873,781	3,844,423

Weighted average common shares outstanding - basic (2)	3,872,829	3,827,899	3,871,075	3,785,784
Weighted average common shares outstanding - diluted (1) (2)	3,945,076	3,900,522	3,945,209	3,856,270

OTHER DATA (unaudited):

Return on average assets (3)	-1.15%	0.96%	0.28%	1.03%
Return on average equity (3)	-11.77%	9.56%	2.93%	10.64%
Return on average tangible equity (3) (4)	-15.45%	12.62%	3.87%	14.23%
Net interest margin (3) (5)	3.42%	3.45%	3.40%	3.46%

(1) Income tax expense, net earnings, diluted weighted average common shares outstanding and earnings per share for the periods ended September 30, 2016 have been recast to reflect the early adoption of Accounting Standards Update 2016-09 in the fourth quarter of 2016.

(2) Share and per share values at or for the periods ended September 30, 2016 have been adjusted to give effect to the 5% stock dividend paid during December 2016.

(3) Information for the three and nine months ended September 30 is annualized.

(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders’ equity reduced by average goodwill and average other intangible assets, net.

(5) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.